EXHIBIT 99.1

For further information contact
John S. Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Reports
First Quarter 2005 Record Results of Operations

     Natchez, MS (May 9, 2005)—Callon Petroleum Company (NYSE: CPE/CPE.PrA) today reported its results of operations for the three-month period ended March 31, 2005, including record levels for revenues, discretionary cash flow and pre-tax earnings.

     First Quarter 2005 Net Income. For the three-month period ended March 31, 2005, Callon reported net income of $9.5 million, or $0.46 per diluted share. For the first quarter of 2004, the company reported net income of $2.1 million, or $0.12 per share on a diluted basis after charges of $2.5 million, or $0.17 per diluted share, attributable to early extinguishment of debt and $2.6 million, or $0.18 per diluted share, resulting from the retirement of two executive officers of the company.

     First Quarter 2005 Operating Results. Oil and gas sales totaled $43 million from average production of 73.3 million cubic feet of natural gas equivalent per day (MMcfe/d). This corresponds to sales of $32 million from average production of 63.1 MMcfe/d during the same period in 2004. During the first quarter of 2005, natural gas represented approximately 42 percent of the company’s total production. The average price realized per thousand cubic feet of natural gas in the first quarter of 2005 increased by 16 percent to $6.92 compared to $5.94 during the first quarter of 2004, while the average price realized per barrel of oil in the first quarter of 2005 increased by 22 percent to $37.46 compared to $30.67 during the same period a year earlier.

     First Quarter 2005 Discretionary Cash Flow. For the quarter ended March 31, 2005, discretionary cash flow increased by 75% to $31.4 million compared to $17.9 million during the three months of the previous year. Net cash flow provided by operating activities, as defined by GAAP, totaled $21.3 million and $17.9 million during the quarter ended March 31, 2005 and 2004, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying financial information for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash flow provided by operating activities.)

     Non-GAAP Financial Measure — This news release refers to a non-GAAP financial measure as “discretionary cash flow.” Callon believes this measure is a financial indicator of the company’s ability to fund capital expenditures and service debt. Callon also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income as defined by GAAP.

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Reconciliation Non-GAAP Financial Measure:

	Three Months Ended
	March 31,
(In thousands)	2005	2004
Discretionary cash flow	$31,414	$17,899
Net working capital changes and other changes	(10,083)	4

Net cash flow provided by operating activities	$21,331	$17,903

Consolidated Condensed Balance Sheets:

	March 31,	December 31,
	2005	2004
(In thousands)	(Unaudited)
Cash and cash equivalents	$2,895	$3,266
Oil and gas properties, net	405,949	406,690
All other assets	52,593	47,567

Total assets	$461,437	$457,523

Long-term debt including current maturities	188,130	$192,927
All other liabilities	70,293	66,284
Stockholders’ equity	203,014	198,312

Total liabilities and stockholders’ equity	$461,437	$457,523

Production and Price Information:

	Three Months Ended
	March 31,
	2005	2004
Production:
Oil (MBbls)	641	439
Gas (MMcf)	2,748	3,108
Total Production (MMcfe)	6,593	5,743
Average daily (MMcfe)	73.3	63.1

Average prices:
Oil ($/Bbl) (a)	$37.46	$30.67
Gas ($/Mcf)	$6.92	$5.94
Gas equivalent ($/Mcfe)	$6.52	$5.56

(a) Below is a reconciliation of the average NYMEX price to the average realized sales price per barrel of oil:

Average NYMEX oil price	$49.85	$35.14
Basis differentials and quality adjustments	(6.33)	(1.71)
Transportation	(1.31)	(1.25)
Hedging	(4.75)	(1.51)

Average realized oil price	$37.46	$30.67

Callon Petroleum Company
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share amounts)

	Three Months Ended
	March 31,
	2005	2004
Operating revenues:
Oil and gas sales	$43,012	$31,919

Operating expenses:
Lease operating expenses	6,536	5,168
Depreciation, depletion and amortization	15,408	11,835
General and administrative	1,694	3,793
Accretion expense	861	816
Derivative expense	379	76

Total operating expenses	24,878	21,688

Income from operations	18,134	10,231

Other (income) expenses:
Interest expense	4,569	5,891
Other income	(202)	(86)
Loss on early extinguishment of debt	—	2,472

Total other (income) expenses	4,367	8,277

Income before income taxes	13,767	1,954
Income tax expense	4,818	—

Income before Medusa Spar LLC	8,949	1,954
Income from Medusa Spar LLC, net of tax	526	148

Net income	9,475	2,102
Preferred stock dividends	318	319

Net income available to common shares	$9,157	$1,783

Net income per common share:
Basic	$0.52	$0.13

Diluted	$0.46	$0.12

Shares used in computing net income:
Basic	17,671	13,819

Diluted	20,678	14,646

     Callon Petroleum Company has been engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region since 1950.

     This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

•	general economic conditions;

•	volatility of oil and natural gas prices;

•	uncertainty of estimates of oil and natural gas reserves;

•	impact of competition;

•	availability and cost of seismic, drilling and other equipment;

•	operating hazards inherent in the exploration for and production of oil and natural gas;

•	difficulties encountered during the exploration for and production of oil and natural gas;

•	difficulties encountered in delivering oil and natural gas to commercial markets;

•	changes in customer demand and producers’ supply;

•	uncertainty of our ability to attract capital;

•	compliance with, or the effect of changes in, the extensive governmental regulations regarding the oil and natural gas business;

•	actions of operators of our oil and gas properties;

•	weather conditions; and

•	the risk factors discussed in our filings with the Securities and Exchange Commission, including those in our Annual Report for the year ended December 31, 2004 on Form 10-K.

     The preceding estimates reflect our review of continuing operations only. These estimates do not take into account any material transactions such as sales of debt and equity securities, acquisitions or divestitures of assets, and formations of joint ventures. We continually review these types of transactions and may engage in one or more of these types of transactions without prior notice.

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